Independent Auditors' Consent




To the Shareholders and Board of Directors of Smith Barney Institutional Cash Management Fund, Inc.:
We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated July 15, 1999, on the statement of assets and liabilities of the Smith Barney Adjustable Institutional Cash Management Fund, Inc. (the Fund) as of May 31, 1999 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended and for the period from June 16, 1995 (commencement of operations) to May 31, 1996. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.



KPMG LLP
New York, New York
September 21  , 1999
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